Exhibit 10.1

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH ASTERISKS [***] AS THE IDENTIFIED CONFIDENTIAL PORTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXECUTION VERSION

REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

SIERRA MARYSVILLE STORAGE, LLC,
An Ohio limited liability company, as SELLER

AND

MARYSVILLE OWNER LLC,
a Delaware limited liability company, or its assignee, as PURCHASER
i

INDEX

1.    DEFINITIONS    1
2.    AGREEMENT TO BUY AND SELL    2
3.    PURCHASE PRICE AND DEPOSIT    3
4.    ESCROW AGENT    4
5.    TITLE AND SURVEY    4
6.    PURCHASER’S DUE DILIGENCE    6
7.    INTENTIONALLY OMITTED.    9
8.    OPERATION OF THE PROPERTY    9
9.    REPRESENTATIONS AND WARRANTIES    11
10.    CONDITIONS PRECEDENT TO CLOSING    17
11.    RISK OF LOSS    18
12.    CLOSING    19
13.    PRORATIONS AND CHARGES    19
14.    INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS    22
15.    DELIVERY AND PAYMENT    24
16.    BREACH AND REMEDIES    24
17.    NO OUTSIDE REPRESENTATIONS    25
18.    NOTICES    26
19.    BROKER’S COMMISSION; OTHER FEES    27
20.    BINDING EFFECT    27
21.    ASSIGNMENT    27
22.    SECTION HEADINGS    28
23.    PRONOUNS    28
24.    AGREEMENT IN COUNTERPARTS; ELECTRONIC SIGNATURES    28
25.    GOVERNING LAW    28
26.    FAILURE TO ENFORCE NOT A WAIVER    28
27.    SEVERABILITY    28
28.    CONFIDENTIALITY    28
29.    TIME OF ESSENCE    29
30.    ATTORNEYS’ FEES    30
31.    WAIVER OF JURY TRIAL    30
ii

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into by and between Sierra Marysville Storage, LLC, an Ohio limited liability company (“Seller”), and Marysville Owner LLC, a Delaware limited liability company, or its assignee (“Purchaser”) (collectively, Seller and Purchaser are referred to herein as the “Parties”). The “Effective Date” of this Agreement shall be as provided in Section 1(c) of this Agreement.

RECITALS

A.WHEREAS, Seller owns the property commonly known as 12575 Industrial Parkway, Marysville, Union County, Ohio, Union County Parcel Number 2700080170030 and 2700010220000 which is described in Schedule 2(a) attached hereto.

B.WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, the Property (as hereinafter defined), subject to and in accordance with the terms and provisions herein after set forth.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

1.DEFINITIONS. Various terms are defined within the text of this Agreement. Wherever such terms are used in this Agreement, they shall have the meanings given at their respective places of definition. In addition, as used in this Agreement, the following terms shall have the meanings indicated:

(a)“Business Day” shall mean day other than a Saturday, Sunday or legal holiday on which the banks of Marysville, Ohio or New York, New York are authorized by federal law to close. If the day by which any action is to be taken, any notice is to be given, or any document or information is to be furnished pursuant to this Agreement is not a Business Day, then the time for taking such action, giving of such notice or furnishing of such document or information shall be automatically extended to the next subsequent Business Day.

(b)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Regulations issued thereunder.

(c)“Effective Date” of this Agreement shall mean (i) the date on which both Parties execute this Agreement, if the Parties execute this Agreement on the same date, or (ii) if the Parties do not execute this Agreement on the same date, the date on which the second party executes this Agreement thereby accepting the offer made by the first party executing this Agreement.

1

(d)“Environmental Laws” means all laws or regulations that regulate or relate to (a) pollution or the protection or clean-up of the environment, (b) the use, treatment, storage, transportation, handling, disposal, labeling, exposure of any person to, or release of hazardous substances, (c) the preservation or protection of waterways, groundwater, costal lands or waters, drinking water, air, wildlife, plants or other natural resources, (d) human health and safety or (e) which impose liability or responsibility with respect to any of the foregoing, as they may be in effect on or prior to the date hereof.

(e)“Title Agent” shall mean Developers Title, LLC.

(f)“Scotts Lease” shall mean that certain Lease between Seller, as landlord, and The Scotts Company LLC an Ohio limited liability company (“Scotts”), as tenant, executed as of June 12, 2025. The Scotts Lease has been signed, but the operations of Scotts shall continue to be governed by the Prior Lease (as hereinafter defined) until commencement date under the Scotts Lease, which is to be mutually agreed by Scotts and Seller and which Seller and Purchaser agree shall be the Closing Date. Where this Agreement makes any reference to Seller’s obligations with respect to Scotts Lease (e.g. an obligation to comply with the insurance requirements of Scotts Lease), the intention of the parties is to refer to Seller’s obligations under the Scotts Lease from and after the commencement date thereunder.

(g)“Escrow Agent” or “Title Insurer” shall mean Stewart Title Guaranty Company

2.AGREEMENT TO BUY AND SELL.

Seller shall sell and convey to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title, estate, and interest in and to, as applicable:

(a)the land described on Schedule 2(a), which is attached to and made a part of this Agreement, together with all easements, privileges, and appurtenant rights belonging or in any way appertaining to the land (collectively, the “Land”);

(b)all buildings and improvements, including, without limitation, the buildings, all gas and electric systems, lighting, heating, ventilating, and air conditioning equipment and systems, elevators, radiators, incinerators, furnaces, hot water heaters, water, sewage, and plumbing systems, fire protection and security systems, and all other fixtures attached to the Land and buildings (collectively, the “Improvements,” and together with the Land, the “Real Property”);

(c)all personal property of Seller located at the Property and used in the operation of the Property, including, but not limited to any generators, pumps and fuel tanks, whether considered a fixture or otherwise (the “Personal Property”);

(d)that certain Standard Form of Agreement between Owner and Design-Builder dated as of April 29, 2022 by and between Contegra Construction Company, L. L.C. (“Contractor”) and Seller, that certain Standard Form of Agreement between Design-Builder

2

and Architect dated as of May 22, 2022 by and between Gray Design Group (“Architect”) and Seller and any other agreements having a value in excess of $100,000 entered into between (i) the Seller or its affiliates on the one hand, and (ii) any providers of services or materials relating to the construction of the Improvements (the “Project Documents”).

(e)all other agreements, contracts, and contract rights (excluding the Project Documents) pertaining to the Property (collectively, the “Service Contracts”) to the extent assignable at no cost to Seller, including without limitation, those described on Schedule 9(a)(ix), which is attached to and made a part of this Agreement that Purchaser does not elect to terminate;

(f)all leases, licenses to occupy or other agreements related to the occupancy of the Property, including the Scotts Lease (“Leases”); and

(g)all intangible assets of any nature relating to the Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements (“Warranties”); (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).

All of the foregoing assets and properties to be acquired by Purchaser pursuant to this Agreement are collectively referred to in this Agreement as the “Property.”

3.PURCHASE PRICE AND DEPOSIT.

(a)Subject to the charges and prorations set forth in Section 13 of this Agreement, Purchaser shall pay to Seller, at Closing (as hereinafter defined), the sum of One Hundred Twenty-Two Million and 00/100 Dollars ($122,000,000.00) (the “Purchase Price”) for the purchase of the Property. The Purchase Price shall be payable in cash or other immediately available United States funds.

(b)Within three (3) Business Days after the Effective Date, Purchaser shall deposit the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deposit”) with Escrow Agent, which shall be nonrefundable. If Purchaser closes the transactions contemplated by this Agreement, the Deposit shall be applied to the Purchase Price at Closing. Escrow Agent shall hold the Deposit in an interest-bearing account. Seller shall be entitled to any interest earned on the Deposit, except that Purchaser shall be entitled to such interest if (a) Purchaser closes the transactions contemplated by this Agreement, in which case such interest shall be applied to the Purchase Price at Closing, (b) Seller breaches and does not cure its obligations under this Agreement, (c) Seller is unable to convey marketable title to the Property or (d) Purchaser is otherwise entitled to a return of the Deposit hereunder (e.g. Purchaser elects to terminate this Agreement during the Due Diligence Period). Upon expiration of the Due Diligence Period and if Purchaser has not terminated this Agreement pursuant to Section 6(d), Purchaser shall make an additional deposit of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) within one (1) Business Day following expiration or waiver of the Due

3

Diligence Period, which additional deposit will, upon delivery, be considered a part of the “Deposit” for all purposes hereunder and shall be applied as otherwise set forth herein.

(c)Simultaneously with the delivery of the Deposit by Purchaser, Purchaser shall pay to Seller an amount equal to ten and 00/100 Dollars ($10.00) as independent consideration for Seller’s performance under this Agreement (the “Independent Consideration”), which amount the Parties bargained for and agreed to as consideration for Seller’s execution, delivery and performance of this Agreement and shall be retained by Seller in all instances, and shall not be applied against the Purchase Price.

(d)Seller and Purchaser agree that the Purchase Price shall be allocated for federal income tax purposes in accordance with Section 1060 of the Code.  Purchaser shall at least ten (10) days prior to Closing, prepare and deliver to the Seller for its review a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the classes of assets being sold in accordance with Internal Revenue Service Form 8594 (such schedule, the “Allocation”).  Seller shall review such Allocation and provide any objections to the Purchaser no later than five (5) days after receipt of the Allocation.  If the Seller raises any objection to the Allocation, the parties will negotiate in good faith to resolve such objection(s). If Seller fails to timely object to the Allocation, then the Allocation will be deemed approved by Seller. Any items that Seller does not object to or that Purchaser and Seller resolve prior to Closing will comprise the agreed upon allocations with respect to such matters (the “Final Allocation”). Seller and Purchaser shall file all federal, state and local tax returns and related tax documents consistent with the Final Allocation, unless otherwise required by applicable law. For any items not included in the Final Allocation, each of Seller and Purchasers shall file all federal, state and local tax returns and related tax documents utilizing an allocation of the balance of the Purchase Price that it deems in its good faith discretion appropriate.

4.ESCROW AGENT.

Escrow Agent shall serve as Escrow Agent for the transaction contemplated in this Agreement.

5.TITLE AND SURVEY.

(a)    Within five (5) days after the Effective Date, Purchaser shall obtain a title insurance commitment (the “Commitment”) issued by the Title Agent on behalf of the Title Insurer (the “Title Company”) for the issuance of an owner's fee policy of title insurance.

(b)    Seller shall provide Purchaser with the most recent survey of the Property in its possession. Purchaser may, but shall not be required to, order a new survey (the “Survey”) to be prepared at Purchaser’s cost, and which is prepared based upon actual field survey of the Property and certified to have been made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association by a land surveyor registered in the state in which the Property is located and including the “Table A” requirements of Purchaser. Seller shall provide such surveyor with a copy of the Commitment to aid in preparing the Survey. Purchaser shall use commercially reasonable efforts to cause the

4

Survey (if any) to be completed (if at all) on or before the end of the Due Diligence Period (as hereinafter defined) and, if completed, Purchaser shall promptly cause a copy of the Survey to be delivered to Seller and to the Title Agent.

(c)    Purchaser shall endeavor to deliver to Seller within five (5) Business Days of Purchaser’s receipt of the Commitment and Survey, but in all events prior to the expiration of the Due Diligence Period, written notice that Purchaser either:

(i)    Approves and accepts Seller’s title as it appears in the Commitment and on the Survey (if applicable); or

(ii)    Objects to any matters set forth in the Commitment or on the Survey, which matters shall be described in Purchaser's notice of objection with sufficient particularity to allow Seller to identify them.

If Purchaser fails to deliver notice as provided in this Section 5 on or prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved title to the Property as shown in the Commitment and on the Survey, and all such matters shown in the Commitment and on the Survey shall be considered “Permitted Exceptions.”

(d)    Any matters set forth in the Commitment or on the Survey for which Purchaser does not object to shall be considered Permitted Exceptions. In addition, the following matters set forth in the Commitment or on any Survey shall be deemed to be Permitted Exceptions: (i) those created by Purchaser; (ii) intentionally omitted; (iii) zoning ordinances (but not violations thereof); (iv) general and special real estate taxes and assessments that are a lien on the date of Closing, but are not yet due and payable; and (v) legal highways. If, after the delivery of the notice set forth above, an updated Commitment or Survey discloses a new title exception or other title matters that do not constitute Permitted Exceptions, Purchaser shall be entitled to object to the same and the provisions of this Section 5 shall apply mutatis mutandis.

(e)    If Purchaser notifies Seller within the period described in Section 5(c) or 5(d) above that the condition of title as shown in the Commitment or on the Survey is unacceptable (the “Unpermitted Exceptions”), then Seller shall deliver written notice to Purchaser indicating which Unpermitted Exceptions it intends to cure. Seller’s failure to deliver written notice to Purchaser of which Unpermitted Exceptions Seller intends to cure within five (5) days of its receipt of Purchaser’s written notice (or by the day prior to the scheduled Closing Date if earlier) shall be deemed a response notice whereby Seller elects not to cure any such Unpermitted Exceptions. To the extent that Seller does not agree to attempt to cure all of the Unpermitted Exceptions, Purchaser shall have the right, exercisable within five (5) days of Purchaser’s receipt of Seller’s response notice (or deemed response notice), to elect to terminate this Agreement, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those that expressly survive termination of this Agreement. In the event Seller elects to cure the Unpermitted Exceptions, Seller shall have until one (1) Business Day prior to Closing during which it shall attempt to cure such Unpermitted Exceptions, in its sole discretion and election. Notwithstanding the foregoing, Seller shall have no affirmative obligation under this Agreement to expend any funds or incur any liabilities to cause any title exceptions to be removed from the Commitment or insured over except to the

5

extent an Unpermitted Exception is a Must-Cure Lien. Seller shall be required, in order to cure any Unpermitted Exception, to cause such Unpermitted Exception to either (i) be removed of record and no longer remain binding on Purchaser or the Property from and after Closing or (ii) otherwise be omitted from the Owner’s Policy in a manner reasonably acceptable to Purchaser. If Seller fails to cure such Unpermitted Exceptions, then Purchaser may elect either to terminate this Agreement, or Purchaser may accept such title as Seller is able to convey, without reduction in the Purchase Price. If Purchaser elects to terminate this Agreement, then Purchaser shall deliver to Seller written notice of its decision to terminate this Agreement on or prior to the Closing Date (or such earlier date as may be required by this Section 6) and Escrow Agent shall return the Deposit, except the Independent Consideration if paid to Seller pursuant to Section 6(b), to Purchaser and all documents and other funds previously deposited into escrow to the party so depositing same, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Notwithstanding the foregoing, Seller shall be required to remedy, at Seller’s sole expense, any defects in title that are (i) Leases other than the Scotts Lease, (ii) definitely ascertainable in amount or (iii) that are caused by Seller after the Effective Date by paying them or otherwise causing them to be discharged at Closing (the “Must-Cure Liens”). Notwithstanding anything in this Agreement to the contrary, no Must-Cure Liens shall ever be considered Permitted Exceptions irrespective of whether or not Purchaser shall object to them or Seller shall elect to cure them.

(f)    Intentionally omitted.

(g)    At Closing, there shall be no other exceptions other than the Permitted Exceptions. At Closing, Purchaser shall satisfy all requirements of the Title Company to be satisfied by Purchaser to issue an ALTA Owner’s Policy of Title Insurance, in an amount of the Purchase Price, dated as of the Closing Date, insuring title to the Property in Purchaser, subject to the Permitted Exceptions, on a form reasonably acceptable to Purchaser (the “Owner’s Policy”). The costs of the Owner’s Policy shall be allocated between the Parties as provided for in Section 13 hereof.

6.PURCHASER’S DUE DILIGENCE.

(a)Seller shall deliver to Purchaser copies (as the same appear in Seller’s files) of the materials in Seller’s possession and control pertaining to the Property, including without limitation those requested by Purchaser, within five (5) Business Days after the Effective Date (the “Delivery Materials”).

(b)Purchaser and Purchaser’s agents, employees, affiliates, consultants, inspectors, appraisers, engineers, and contractors (collectively, “Purchaser’s Consultants”) shall have thirty (30) days from the Effective Date, to make such inquiries and review such documents regarding the market conditions, the financial and physical condition of the Property, environmental matters, zoning, governmental compliance, financing and such other inquiries and documents as Purchaser deemed appropriate in its sole discretion (the “Due Diligence Period”). Purchaser shall have reasonable access to the Property for the purpose of making, at Purchaser’s sole cost and expense, surveys, soil tests, inspections and other investigations upon at least twenty-four (24) hours prior notice to Seller. Purchaser’s rights of access under this Section 6 shall be subject to the following terms and conditions:

6

(i)there shall be no unreasonable disturbance or interference with Seller’s business at the Property or the use and occupancy of the Property by Seller, any tenants or subtenants at the Property, or their respective guests. Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Consultants in furtherance of the foregoing;
(ii)unless otherwise authorized in advance by Seller, such entry shall only be permitted at a time pre-arranged between Purchaser and Seller. Purchaser shall not be permitted on the Property without prior written approval from Seller, which approval shall not be unreasonably withheld;
(iii)neither Purchaser nor any of Purchaser’s Consultants shall contact or have any discussions with: (A) any tenants at, or contractors providing services to, the Property (it being acknowledged by Seller that Purchaser will want to conduct a tenant interview and that Seller will arrange for same), provided that such restriction shall not apply to contact with any such person that is unrelated to the Property; or (B) any governmental authority having jurisdiction over the Property (other than ordinary contact associated with routine due diligence not involving any discussions with governmental officials), unless, in each case, Purchaser obtains the prior written consent of Seller, which consent may be withheld or conditioned in Seller’s sole discretion;
(iv)Seller or its agent reserves the right to be present at the Property during such entry; and
(v)Purchaser and Purchaser’s Consultants shall not perform any invasive testing on the Property without the prior approval of Seller, which consent may be granted or withheld in Seller’s sole discretion.
(c)Purchaser and Purchaser’s Consultants shall comply with any federal, state, or local law, regulation, or ordinance applicable to any activity in which they engage while on the Property. Purchaser’s Consultants shall be reputable consultancy firms duly licensed under applicable state laws, if required.

(d)On or before the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement, for any reason or no reason, by delivering to Seller written notice of its decision to terminate this Agreement. This Agreement shall terminate automatically upon expiration of the Due Diligence Period unless Purchaser delivers to Seller written notice that Purchaser desires to proceed with the transactions contemplated herein (a “Notice to Proceed”). If Purchaser elects to terminate this Agreement or this Agreement terminates automatically pursuant to this Section 6, Escrow Agent shall return the Deposit, all Delivery Materials and other funds, except the Independent Consideration, previously deposited to the Party so depositing same, and neither Party shall have any further liability to the other hereunder, except as otherwise provided herein. Upon delivery of the Notice to Proceed, the Deposit shall become nonrefundable except as otherwise set forth in this Agreement, but shall at all times remain applicable to the Purchase Price at Closing.

7

(e)Prior to entering the property Purchaser shall maintain a policy of commercial general liability insurance, with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. All policies shall name Seller, Scotts and any other parties Seller identifies in writing to Purchaser as additional insureds, insuring against any injury or damage to persons or property that may result from or be related to such entry and testing, all in such forms as are acceptable to Seller and underwritten by an insurance company reasonably satisfactory to Seller. A certificate or other evidence of such insurance is to be provided to Seller before Purchaser’s or any Purchaser’s Consultant’s first entry onto the Property. Further, Purchaser shall indemnify, defend, and hold harmless Seller and Seller’s shareholders, officers, directors, trustees, partners, principals, members, managers, employees, agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors (“Seller Indemnitees”), and any successors or assigns of the foregoing, from and against any and all actual, out-of-pocket losses, costs, damages, liens, claims, liabilities, or expenses (including, without limitation, costs and reasonable attorneys’ fees but excluding consequential, punitive and special damages except to the extent actually paid by Seller to a third party), suffered by any Seller Indemnitee arising out of any damages to the Property caused by Purchaser or Purchaser’s Consultants or by Purchaser or Purchaser’s Consultant’s violation of this Agreement, except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by an existing condition at the Property or are caused by the gross negligence or willful misconduct of any indemnified party. This Section 6(e) shall survive the termination of this Agreement.

(f)Purchaser shall promptly repair any damage to the Property resulting from the performance of any inspections by Purchaser or Purchaser’s Consultants to substantially the same condition prior to any such damage. Any restoration work remaining to be completed after the termination of this Agreement may, at the option and in the sole discretion of Seller, be completed by Seller after giving Purchaser written notice and a reasonable time to perform the relevant restoration. Purchaser will reimburse Seller for any actual, reasonable, out-of-pocket costs associated with any such restoration after written demand from Seller for such costs, together with supporting invoices. This Section 6(f) shall survive the termination of this Agreement.

(g)All activities performed by Purchaser and Purchaser’s Consultants on the Property shall be at Purchaser’s sole cost and expense. Purchaser shall not allow such entry or testing to result in liens, judgments, or other encumbrances being recorded against the Property. Nothing contained in this Agreement shall be construed in any way as consenting to allow or authorizing Purchaser to subject the Property or the interest or estate of Seller to any lien or charge in respect of the work contemplated by this Agreement. Purchaser shall immediately discharge of record any such lien, judgment, or other encumbrance at Purchaser’s sole cost and expense. This Section 6(g) shall survive the termination of this Agreement.

(h)If the Closing does not take place for any reason whatsoever, Purchaser shall not, directly or indirectly, disclose to any person or party or use in any manner any information of Seller acquired by Purchaser with respect to Seller or the Property, except as may be required by law or to Purchaser’s officers, directors, direct and indirect owners, affiliates and advisors. Upon termination of this Agreement for any reason other than Closing, Purchaser shall return to Seller or destroy any and all documents, information and property of Seller in Purchaser’s possession

8

except for such portions as Purchaser is required to retain by law, regulation or internal compliance policy. In addition, if Purchaser elects not to proceed with the purchase of the Property, then at the request of Seller, Purchaser shall deliver to Seller, without representation or warranty by Purchaser or any right to rely thereon by Seller, copies of any third-party physical or environmental tests and reports of the Property made and conducted by Purchaser or Purchaser’s Consultants that are in Purchaser’s possession or control that Seller desires to receive provided that Seller shall have reimbursed Purchaser for the cost of any such test or report. This Section 6(h) shall survive the termination of this Agreement for one (1) year.

(i)Prior to the expiration of the Due Diligence Period, Purchaser shall have the right to deliver written notice to Seller indicting which Service Contracts Purchaser does not wish to assume, and Seller, at Seller’s sole cost and expense, shall cause any such Service Contracts to be terminated substantially contemporaneously with Closing (and Purchaser shall not be required to assume any of such Service Contracts).

7.TENANT ITEMS.

Seller and Purchaser shall use commercially reasonable efforts to obtain the Tenant Estoppel. If and to the extent Purchaser’s lender requires or requests subordination, nondisturbance and attornment agreements (“SNDA”) from Scotts, then Seller shall request that Scotts execute and deliver such SNDA and shall use commercially reasonable efforts (excluding any requirement for Seller to initiate any proceeding of any kind against Scotts) to cause Scotts to execute an SNDA prior to Closing, provided that, the failure to obtain such SNDAs shall not be a condition precedent to Purchaser’s Closing obligations.

8.OPERATION OF THE PROPERTY.

From the Effective Date to the Closing Date, Seller shall:

(a)Continue to maintain and operate the Property in accordance with Seller’s past practices and in compliance with the Scotts Lease;

(b)not enter into any additional Leases or contracts affecting the Property without the prior, written consent of Purchaser, which consent shall be in Purchaser’s sole and absolute discretion;

(c)not take any actions to enforce the rights and remedies of the landlord under the Scotts Lease, by summary proceedings or otherwise without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; not amend or modify the Scotts Lease in any way, or waive any of Seller’s rights under the Scotts Lease (including material approval rights) without Purchaser’s prior written consent;

(d)Maintain and keep in full force and effect insurance on or for the Property, as applicable, in amounts currently in effect and as required by the Scotts Lease;

9

(e)Comply with the terms and provisions of the existing Service Contracts affecting the Property in all material respects;

(f)take the Property off the market, not market the Property for sale, and not enter into any written agreements for the sale of the Property, including without limitation any term sheets or letters of intent, whether or not legally binding.

(g)From and after the Closing, Seller shall cooperate with Purchaser at no cost to Seller to have the roof warranty described on Schedule 9(a)(xi) assigned to Purchaser.

(h)From and after the Closing, Seller shall cooperate with Purchaser at no cost to Seller and the City of Marysville to have the Enterprise Zone Agreement by and between the City of Marysville, a municipal corporation of the State of Ohio, and Seller (the “Enterprise Zone Agreement”) transferred to Purchaser. Prior to Closing, Seller shall cooperate with the reasonable requests of Purchaser to (i) discuss the transfer of the Enterprise Zone Agreement with any interested parties (with Seller being offered the opportunity to be present for such discussions) and (ii) obtain formal or informal approval of such transfer from any interested parties. Seller shall comply with its obligations under the Enterprise Zone Agreement. The provisions of this Section 8(h) shall survive the Closing.

(i)Not without Purchaser’s prior written consent, directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit to be placed of record against the Property any lien or encumbrance (other than the Permitted Exceptions), (iii) file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district, (iv) perform any alterations at the Property (except to address imminent life, safety or other emergency items in consultation with Purchaser to the extent practical) or remove any material Personal Property unless replaced with reasonably equivalent items, (v) enter into any new applications for the reduction of the assessed valuation of the Property or any part thereof real estate taxes or a refund for previously paid real estate taxes, or (vi) enter into any agreement to do any of the foregoing.

(j)notify Purchaser promptly upon learning or receiving notice, whichever first occurs, of (i) any written notice of any violation of any Environmental Laws with respect to any Property; (ii) any monetary or material non-monetary default or claim of monetary or material non-monetary default under the Scotts Lease or Prior Lease; (iii) any actions, suits, proceedings or claims filed or threatened in writing with respect to the Seller or the Property; (iv) any inaccuracy of any of Seller’s representations, warranties or covenants in this Agreement; and (v) any material damage or destruction (excluding normal wear and tear), or any taking by condemnation or eminent domain (or any threat thereof), of the Property or any part thereof.

(k)Comply with all Anti-Corruption Laws and the Anti-Money Laundering Laws, and unless disclosure would constitute a breach of any applicable laws, notify Purchaser in writing of any investigation or proceedings relating to any actual or potential violation of or in relation to any Anti-Corruption Laws and provide Purchaser with any correspondence received by Seller with respect thereto.

10

9.REPRESENTATIONS AND WARRANTIES.

(a)Seller represents and warrants to Purchaser as follows as of the Effective Date and as of the Closing Date:

(i)Seller is an Ohio limited liability company duly organized and validly existing under applicable laws, and qualified to do business in the jurisdiction in which the Property is located, and Seller has all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Seller’s obligations under this Agreement.

(ii)Seller has taken all actions required to be taken under its organizational documents to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement, and this Agreement constitutes a legally binding obligation of Seller, enforceable in accordance with its terms.

(iii)Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Seller's organizational documents or any other agreement, lease, or other instrument binding on Seller or the Property.

(iv)Except as set forth on Schedule 9(a)(iv), no litigation, proceeding, or action is pending or threatened in writing against or relating to the Property or Seller, including without limitation, any proceedings for the reduction of real estate taxes.

(v)No condemnation proceeding is pending or to Seller’s actual knowledge, threatened in writing against or relating to the Property.

(vi)Except as set forth on Schedule 9(a)(vi), no Service Contracts are in effect relating to the Property. The copies of all Service Contracts delivered by Seller to Purchaser pursuant to this Agreement are true, correct and complete. Neither Seller, nor, to Seller’s knowledge, any vendor under any Service Contract is in default thereof.
(vii)Except for the Scotts Lease, there are no Leases at the Property. Seller has provided to Purchaser as a part of the Delivery Materials a true, correct and complete copy of the Scotts Lease and that certain Lease Agreement dated as of March 11, 2022 by and between Seller and Scotts (the “Prior Scotts Lease”), in each case, together with all modifications thereto. Within five (5) Business Days after the Effective Date, Seller shall have provided to Purchaser a true, accurate and complete copy of the “Annual Reconciliation Statement” for 2024 delivered by Seller to Scotts pursuant to the Prior Lease, which was approved by Scotts, and back-up for all charges passed through to Scotts on or after January 1, 2024. The Scotts Lease is in full force and effect and has not been amended or modified and constitutes the entire agreement between Seller (or its affiliates) and Scotts (or its affiliates) with respect to the Property. Neither Scotts nor any

11

affiliate of Scotts has received any consideration from Seller or any affiliate of Seller in respect of Scotts entering into the Scotts Lease, except to the extent all such consideration shall be fully paid by Seller pursuant to a separate agreement between Seller and Scotts. Seller is not in default under the Scotts Lease and, to Seller’s knowledge, Scotts is not in default under the Scotts Lease. No rent under the Scotts Lease has been paid more than one month in advance and Scotts is not presently entitled to any offset of rent or other financial obligations under the Lease. There are no brokerage agreements or leasing agreements or commissions or similar payments of any kind to any party with respect to the Scotts Lease that will be binding on Purchaser or the Property after Closing. There are no uncompleted contractual obligations of Seller to Scotts under the Scotts Lease to build out, repair or remodel any portion of the Property. Seller is not holding a security deposit or other credit support relating to the Scotts Lease.
(viii)Seller has received no written notice from a public authority that there are contemplated improvements to or adjoining the Real Property by public authority, the cost of which are to be assessed as special taxes against the Real Property.

(ix)Seller has received no written notice from any governmental authority that the Property is in violation of any applicable law or regulation that remains uncured.

(x)Seller has received no written notification from any governmental authority having jurisdiction over the Property that (x) the Property violates any Environmental Laws or (y) any substances regulated by Environmental Laws have been stored or generated at, released or discharged from or are present at the Property, except in the ordinary course of business and in accordance with all Environmental Laws; Seller has delivered to Purchaser a true, correct and complete copy of the most recent environmental report in Seller’s files.

(xi)Schedule 9(a)(xi) constitutes a full list of all guarantees and warranties issued to Seller with respect to the Improvements. Seller has delivered to Purchaser true, correct and complete copies of same.

(xii)Seller (i) has provided to Purchaser as a part of the Delivery Materials a true, correct and complete copy of the Enterprise Zone Agreement and all modifications thereto, (ii) to Seller’s actual knowledge, has completed, in all material respects, its obligations under the Enterprise Zone Agreement, (iii) has neither received nor given any notice of default under the Enterprise Zone Agreement, and (iv) confirms the Enterprise Zone Agreement is in full force and effect.

(xiii)Seller has no employees. The Property is not subject to, any collective bargaining agreement, neutrality, works council, union representation or similar agreement. To Seller’s knowledge, there are no labor organizing activities pending or threatened with respect to the Property.
(xiv)Seller has not: (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors under any federal bankruptcy act or any similar petition, order or

12

decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (iii) suffered the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property; (iv) suffered the attachment or other judicial seizure of substantially all of its assets; (v) admitted its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.
(xv)The Seller is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, a “plan,” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 CFR Sec. 2510.3-101 of any such employee benefit plan or plans.
(xvi)There are no rights of first refusal, rights of first offer to purchase all or any part of the Property, options to purchase all or any part of the Property, other rights whereby any individual or entity has the right to purchase all or any part of the Property.
(xvii) To Seller’s actual knowledge, except for items being prorated at Closing, there are no outstanding accounts payable relating to the Property that are binding on Seller or would be binding on Purchaser or the Property after Closing.

(xviii)Seller has not: (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (C) suffered the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property; (D) suffered the attachment or other judicial seizure of substantially all of its assets; (E) admitted its inability to pay its debts as they come due; or (F) made an offer of settlement, extension or composition to its creditors generally.

(xix)Seller has delivered or made available to Purchaser true and complete copies of the final construction plans for the Improvements (the “Plans”) and the Architect’s certificate of substantial completion for the Improvements. The Improvements have been constructed in accordance all applicable laws and regulations and (except for di minimis changes) with the Plans, except where any failure to be so constructed could not reasonably be expected to result in aggregate in losses to Purchaser in excess of $100,000. Seller has not given or received any notice of any material defect in respect of the Improvements and, to Seller’s knowledge, no material defects presently exist with respect to the Improvements.

(xx)Seller has delivered or made available to Purchaser true and complete copies of the Project Documents including all modifications and change orders thereto. Seller has no non-ministerial obligations under any of the Project Documents that remain outstanding.

13

(xxi)Attached hereto as Schedule 9(a)(xxi) is a true, correct and complete list of all Personal Property. All Personal Property is owned by Seller.

(xxii)To Seller’s knowledge, attached hereto as Schedule 9(a)(xxii) is a true, correct and complete list of all licenses and approvals held by Seller.

(xxiii)Seller is in compliance with any applicable law, regulation, or rule (“Anti-Money Laundering Laws”) related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including, but not limited to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 23, 2001) ("Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders"). Neither Seller nor, to Seller’s knowledge, any beneficial owner of Seller: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"); (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; (c) a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (d) a person or entity incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that person or entity would be in violation of any applicable law, rule, or regulation or (e) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Seller is compliance with any applicable law, regulation, or rule related to combating corruption or bribery, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 as amended (“Anti-Corruption Laws”).

(xxiv) Seller represents that neither Seller or any of its direct or indirect owners, officers, employees, agents or any other person acting on behalf of Seller has or shall, in connection with the transactions contemplated by this Agreement, make any payment, transfer anything of value, or offer anything of value, directly or indirectly to (i) to any governmental official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office; or(ii) to any other person or entity if such payments or transfers would violate the laws of the country in which made, the laws of the United States including the trade sanction and economic embargo programs enforced by OFAC.

(b)Purchaser represents and warrants to Seller as follows as of the Effective Date and as of the Closing Date:

14

(i)Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is or will be qualified to do business in the jurisdiction in which the Property is located, and Purchaser has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Purchaser's obligations under this Agreement.

(ii)Purchaser has taken all actions required to be taken under the laws of the State of Delaware and under Purchaser’s certificate of formation and operating agreement, to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.

(iii)Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Purchaser's articles of organization and operating agreement, or any other agreement or other instrument to which Purchaser is bound.

(iv)Purchaser has not: (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (C) suffered the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property; (D) suffered the attachment or other judicial seizure of substantially all of its assets; (E) admitted its inability to pay its debts as they come due; or (F) made an offer of settlement, extension or composition to its creditors generally.

(v)Purchaser is in compliance with any applicable Anti-Money Laundering Laws related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including, but not limited to the requirements of the Order and other similar requirements contained in the rules and regulations of the Orders. Neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser: (a) is listed on the Lists; (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; (c) a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (d) a person or entity incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that person or entity would be in violation of any applicable law, rule, or regulation or (e) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Purchaser is compliance with any applicable Anti-Corruption Laws.

15

(c)“Seller’s actual knowledge” as used in this Agreement shall mean the current actual knowledge of [***] and/or [***] (the “Seller Knowledge Individuals”), without any duty of inquiry or investigation and without personal liability. Seller represents and warrants that the Seller Knowledge Individuals are the persons with primary asset management responsibilities for the Property. The representations and warranties set forth in this Article 9 shall survive for a period of nine (9) months after the consummation of the transactions contemplated by this Agreement and the recording of the Deed (as hereinafter defined) (the “Survival Period”). Purchaser may bring an action against Seller on the breach of any representation or warranty of Seller, but only if (i) Purchaser first learns of the breach after Closing and notifies Seller in writing of any claim within the Survival Period (and files any resulting action within thirty days after the expiration of the Survival Period) and (ii) the damage to Purchaser on account of the breach (individually or when combined with damages from other breaches) equals or exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), in which case Seller shall be required to pay all such damages from the first dollar. Furthermore, Purchaser agrees that Seller’s liability, based on any breach of Seller’s representations or warranties contained in this Agreement or in any other document delivered by Seller at Closing, at law or in equity shall not exceed, in the aggregate, Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).
(d)If, prior to Closing, Purchaser obtains knowledge that any representation or warranty of Seller in this Agreement is false in any material respect, Purchaser shall promptly notify Seller of such falsity. Upon receiving such notification, Seller shall have the right take such action as shall be necessary to render correct the representation or warranty that was false (a “Cure Attempt”). If Seller fails to notify Purchaser within ten (10) days after receiving Purchaser’s notice (or the scheduled Closing Date, if earlier) that Seller intends to make a Cure Attempt, then Purchaser’s sole remedy, assuming that Purchaser was correct in stating that Seller’s representation or warranty was materially false, shall be to terminate this Agreement by notice to Seller given within three (3) days after the expiration of the ten (10) day period (or the scheduled Closing Date, if earlier), in which case Purchaser shall be entitled to the return of the Deposit, and no Party shall have any further rights or obligations under this Agreement other than those that expressly survive Closing. If Seller does not notify Purchaser that Seller intends to make a Cure Attempt and Purchaser does not elect to termination this Agreement within the time frame provided, then Purchaser shall be deemed to have waived any right to terminate this Agreement or to recover from Seller on account of such falsity specified in Purchaser’s notice. If Purchaser obtains knowledge prior to the Closing that any representation or warranty of Seller is false in any material respect but does not notify Seller prior to Closing, then Purchaser will be deemed to have forever waived any right to recover from Seller on account of such falsity. Purchaser’s knowledge, as used in this Agreement, shall mean current actual knowledge of Samantha DiSciullo.
(e)To the extent the facts and circumstances underlying any representation or warranty of Seller in this Agreement change following the Effective Date and prior to the Closing Date through no fault of Seller, Seller shall have the right to update its representations and warranties as of the Closing Date by delivering written notice of such update to Purchaser. Upon receiving such notification, Purchaser’s sole remedy shall be to terminate this Agreement by notice to Seller given within three (3) days after Purchaser’s receipt of the foregoing notice, in which case Purchaser shall be entitled to the return of the Deposit, and no Party shall have any

16

further rights or obligations under this Agreement other than those that expressly survive Closing; otherwise, Purchaser shall be deemed to have waived any right to terminate this Agreement or to recover from Seller on account of such changed facts and circumstances.

10.CONDITIONS PRECEDENT TO CLOSING.

(a)Purchaser’s obligations under this Agreement are expressly conditioned upon completion or satisfaction of the following matters on or prior to the Closing Date, as hereinafter defined:

(i)The Title Company shall, at Closing, be ready, willing and able to issue to Purchaser the Owner’s Policy;

(ii)Seller shall have deposited with the Escrow Agent all documents required of Seller to be delivered into Escrow in Section 14;

(iii)Subject to Sections 9(d) and 9(e), the representations and warranties of Seller contained in Section 9(a) of this Agreement shall be true and correct as of the Closing Date;

(iv)Seller shall have delivered to Purchaser, not later than five (5) days prior to the Closing Date, an original estoppel certificate executed by Scotts, in the form attached hereto as Exhibit A (the “Tenant Estoppel”) without material deletions that is (A) dated no more than thirty (30) days prior to the Closing Date, (B) does disclose any default or event or circumstance that with notice or passage of time would constitute a default, and (C) does not disclose any inconsistency with the representations of Seller hereunder or the financial terms of the Lease, or which is otherwise reasonably acceptable to Purchaser. Seller agrees to deliver to Purchaser copies of any comments to any proposed Tenant Estoppel and each executed Tenant Estoppel within two (2) Business Days of Sellers’ receipt thereof. Seller and Purchaser shall cooperate to update the Tenant Estoppel to accommodate any reasonable modifications to the Tenant Estoppel requested by Purchaser’s lender.

(v)Seller shall have received an executed copy of the Commencement Date Memorandum (as defined in the Scotts Lease) in the form previously agreed by Purchaser;

(vi)Purchaser shall have received evidence reasonably satisfactory to Purchaser that the Assignment of Project Documents and Assignment of Contracts will effectively transfer the Warranties and the rights, but no material outstanding obligations, of Seller under the Project Documents to Purchaser, which may include consents of Seller’s counterparties if reasonably required by Purchaser;

(vii)Seller shall have complied with all of its material covenants and obligations contained herein; and

17

(viii)There shall be no injunction or other legal process enjoining the transactions contemplated by this Agreement.

(b)Seller’s obligations to perform hereunder are expressly contingent and conditional upon the satisfaction of the following:

(i)Purchaser shall have deposited or have caused to be deposited with the Escrow Agent all documents and funds required of Purchaser to be deposited into Escrow under Section 14; and

(ii)The representations and warranties of Purchaser contained in Subsection 9(b) of this Agreement shall be true and correct as of the Closing Date.

(c)The Parties acknowledge that the conditions precedent set forth in subsection (a) above are for the benefit of Purchaser and that the conditions precedent set forth in subsection (b) above are for the benefit of Seller. Unless otherwise specifically set forth herein, the date by which the conditions precedent must be satisfied shall be the Closing Date. If any of the conditions precedent set forth in subsection (a) or subsection (b) above are not satisfied on the Closing Date, the party for whose benefit the condition precedent exists shall have the right to terminate this Agreement by written notice of termination given to the other party at or prior to Closing. If such notice of termination is given, Escrow Agent shall return all documents and funds previously deposited into escrow to the party so depositing same, except the Independent Consideration and the Deposit if paid to Seller pursuant to Section 6(b), and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Notwithstanding the foregoing, a party for whose benefit the condition precedent exists shall have the right to waive satisfaction thereof, in which event this Agreement shall proceed to Closing as otherwise provided herein. If the Closing occurs, then all conditions precedent shall be deemed satisfied.

11.RISK OF LOSS.

(a)If any part of the Property is damaged or destroyed by fire or any other cause (“Damage”) or subject to a pending, threatened, or completed taking by condemnation or eminent domain, or a proposed conveyance under threat of either (“Taking”), Seller shall promptly notify Purchaser of the same (and immediately upon Seller’s knowledge of the same if within three Business Days of the scheduled Closing Date).

(b)If the extent of the Damage is in excess of One Million and 00/100 Dollars ($1,000,000.00) as reasonably determined by the insurance adjuster (or Purchaser if a determination from the insurance adjuster is not available prior to the scheduled Closing Date), or if the Taking materially, adversely affects the operation of the Property as it existed prior to the Taking or materially, adversely impacts Purchaser’s intended use of the Property or the value of the Property as determined by Purchaser in its reasonable discretion, which shall include (i) giving the tenant under the Scotts Lease the right to terminate the Scotts Lease or abate rent thereunder and (ii) causing the Property to cease to comply with zoning laws, then Purchaser may terminate this Agreement by giving written notice of such termination within ten (10) days after Seller’s notice of such Damage or Taking (or the scheduled Closing Date, if earlier), as the

18

case may be. If Purchaser elects to terminate this Agreement, Escrow Agent shall return all documents and funds, except the Independent Consideration, previously deposited into escrow to the party so depositing same, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.

(c)If this Agreement is not terminated pursuant to Section 11(b) above, (i) Seller shall assign to Purchaser Seller’s rights to the proceeds of any compensation or insurance payable and Purchaser shall remain obligated to perform under this Agreement and take all commercially reasonable efforts to ensure that Purchaser receives the benefits of the same, (ii) in the case of Damage, the Purchase Price shall be reduced by the lesser of the cost of repair or the amount of the deductible for Seller’s applicable insurance, (iii) Seller shall not settle or adjust any claim without Purchaser’s prior written consent, such consent shall not be unreasonably withheld. Seller’s obligations hereunder shall survive Closing.

12.CLOSING.

The term “Closing” as used in this Agreement shall mean the consummation of the transactions contemplated under this Agreement, which shall occur on a date that is mutually agreed upon by Purchaser and Seller, which shall be no later than twenty (20) calendar days after expiration of the Due Diligence Period (the “Closing Date”). On the Closing Date, Escrow Agent shall file for record the Deed and such other instruments as Purchaser may require to be recorded or as may be necessary to allow the Title Company to issue the Owner’s Policy. Seller shall deliver possession of the Property on the Closing Date.

13.PRORATIONS AND CHARGES.

(a)    At Closing, Purchaser and Seller shall prorate, as of the Closing Date, those items of income and expense that customarily prorated in connection with purchases of real property. The items to be prorated shall include, but not be limited to, the following: (i) real estate taxes and assessments (in accordance with Section 13(b) hereof); (ii) amounts payable under any Service Contracts being assumed by Purchaser (with Seller being responsible for all costs of any other Service Contracts), (iii) any other operating expenses (to the extent not paid by Scotts pursuant to the Scotts Lease) and (iv) any prepaid rents and other charges under any Leases.

(b)All real estate taxes and assessments, both general and special, with respect to the Property that are a lien but not yet due and payable (collectively, “Taxes”) shall be prorated as of 11:59 p.m. on the day prior to Closing Date, with Seller being responsible for (and Purchaser receiving a credit at Closing for) the expense of all Taxes attributable to periods prior to the Closing Date, and Purchaser being responsible for the expense of all Taxes attributable to the Closing Date and thereafter. For example, if Closing occurs in September 2025, Purchaser shall receive a credit on the settlement statement at Closing for the 2025 Taxes (due in 2026) up to and including the day prior to the Closing Date (i.e., Purchaser shall receive a Tax proration credit at Closing for the period commencing on January 1, 2025 up to and including the day prior to the Closing Date). The proration of Taxes shall be based on the most recent County Treasurer's tax duplicate. All delinquent real estate taxes, delinquent assessments, reassessed assessments and/or respread taxes, and all interest and penalties relating thereto shall be paid in full by Seller at or before Closing. If the Closing shall occur before the real estate taxes or assessments for the tax

19

year in which the Closing occurs are fixed, then the proration of such taxes and assessments shall be upon the basis of the tax rate for the Property then in effect applied to the latest assessed valuation, subject to further and final adjustment when the tax rate and property value is fixed for the tax year in which the Closing takes place. By way of example, if Closing occurs in September 2025, then real estate taxes and assessments for tax year 2025 won’t be known until December 2025. Therefore, if Closing occurs in September 2025, then the proration of Taxes at Closing shall be based on the tax rate and valuation for 2024, subject to final adjustment when the actual amounts are known and subject to adjustments for any recaptured or recouped taxes. If on the Closing Date, the Property or any part thereof shall be affected by an assessment or assessments which are or may become payable in installments or a lump sum, then Seller shall be responsible for any installments which are liens or which are otherwise certified as of the Closing and Purchaser shall be responsible for all subsequent installments of any such assessment. As soon as (i) the actual tax rates and valuations for the tax year in which the Closing occurs become known and the tax bills for the Property for such tax year are issued, and (ii) a final non-appealable decision has been issued in connection with any Union County, Ohio Board of Revision Case pertaining to the Property for the tax year in which Closing occurs (a “BOR Decisions”), Purchaser and Seller shall reprorate Taxes using the actual amount of Taxes shown on such tax bills (and taking into consideration the results of any BOR Decision) and make the necessary adjustments between themselves (the “Reproration”). Any amount due to either Purchaser or Seller, as the case may be, as a result of the Reproration shall be paid by the party owing such amount within thirty (30) days after the Reproration. Any errors, omissions or estimations in computing adjustments at the Closing or at the Reproration shall be corrected as soon as practicable thereafter. The provisions of this Section 13(b) shall survive the Closing.

(c)The Scotts Leases and Prior Scotts Leases contain tenant obligations to pay for taxes, common area expenses, operating expenses and/or additional charges of any other nature relating to the Property and/or certain portions thereof (collectively, “Charges”). Seller hereby acknowledges and agrees that all Charges which Seller has heretofore collected from Scotts at the Property for the calendar year 2024 have been fully and finally reconciled. Seller covenants that, at Closing, Seller and Scotts will have fully reconciled all Charges through the Closing Date (“Pre-Closing Charges”) or will have agreed to separately reconcile the Pre-Closing Charges, such that neither Scotts nor Purchaser shall have any obligations to each other in respect of the Pre-Closing Charges. As between Seller and Purchaser, Seller shall remain responsible for any claim that Scotts makes in respect of Pre-Closing Charges. The provisions of this Section 13(c) shall survive Closing.

(d)Excluding the proration of Taxes, which is handled in accordance with Section 13(b) above, in the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event any prorations are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other prior to twelve (12) months after the Closing Date. The provisions of this Section 13(d) shall survive Closing.

(e)Seller represents, warrants and covenants to Purchaser that all state and local transaction, sales, excise, use or similar taxes relating to the development, sale or rental of the Property prior to the Closing Date, if any, have been or timely will be paid. Seller will

20

additionally pay any such taxes that may arise or be assessed against Seller as a result of the sale of the Property to the appropriate taxing authorities as and when due.

(f)At Closing, Seller shall be charged the following:

(i)prorated general real estate taxes and assessments;

(ii)charges for Service Contracts and any other obligations assumed by Purchaser for which payments are made in arrears;

(iii)prorated prepaid rents and other charges prepaid under the Scotts Lease;

(iv)the premium for the Owner’s Policy and the cost of any endorsement to the Owner’s Policy to insure over any title defect;

(v)cost of any real estate transfer tax and conveyance fees;

(vi)one-half (1/2) of the escrow fee;

(vii)Seller’s attorneys’ fees;

(viii)all broker commissions, if any;

(ix)all unpaid leasing commissions related to the Scotts Lease, if any;

(x)the costs of any uncompleted punch list items which are Seller’s responsibility under the Scotts Lease, if any;

(xi)all unpaid tenant improvement allowance as provided in the Scotts Lease, if any;

(xii)the costs of any post-closing obligations of Seller that can be definitively determined at Closing; and

(xiii)costs of discharging and releasing all Must-Cure Liens.

(g)At Closing, Purchaser shall be charged the following:

(i)charges paid in advance by Seller for items assumed by Purchaser, if any;

(ii)the cost of any endorsement to the Owner’s Policy requested by either Purchaser or Purchaser’s lender;

(iii)one-half (1/2) of the escrow fee;

(iv)cost of Title Company to close this contemplated transaction and recording the Deed and such other instruments as Purchaser or the Title

21

Company may consider necessary or desirable to be recorded (other than transfer taxes); and

(v)Purchaser’s attorneys’ fees.

14.INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS.

(a)On or prior to the Closing Date, Seller shall fully and properly execute and deposit with Escrow Agent the following documents:

(i)a limited warranty deed in a form reasonably approved by Purchaser (the “Deed”) conveying to Purchaser title to the Real Property, free and clear of all liens and encumbrances, except for the Permitted Exceptions;

(ii)an assignment of leases and rents in a form reasonably approved by Purchaser assigning all of Seller’s interest in the Scotts Lease to Purchaser (the “Assignment of Leases”);

(iii)a bill of sale and general assignment of Personal Property in a form reasonably approved by Purchaser (the “Bill of Sale”);

(iv)an assignment of Intangibles and Service Contracts in a form reasonably approved by Purchaser (the “Assignment of Contracts”);

(v)an assignment of the rights of Seller under the Project Documents in a form reasonably approved by Purchaser (the “Assignment of Project Documents”);

(vi)a guaranty of Seller’s post-closing obligations under this Agreement (subject to the limitations in this Agreement) executed by Brent Crawford and Bob Hoying in a form proposed by Purchaser and reasonably approved by Seller;

(vii)a counterpart settlement statement (the “Settlement Statement”) setting forth the Purchase Price and all amounts charged against Seller pursuant to Section 13 of this Agreement;

(viii)the Tenant Estoppel;

(ix)a certificate whereby Seller will update and remake the representations (and related schedules) made in Section 9.1(a) above as of the Closing Date as the facts then exist, with all dates brought current. At least three (3) Business Days prior to the scheduled Closing Date, Seller shall deliver to the Purchaser a draft of the proposed update certificate.

(x)a notice to tenant of Scotts Lease (“Sale Notice”) and any vendors under any assumed Service Contracts to the extent requested by Purchaser;

(xi)an affidavit regarding the non-foreign status of Seller;

22

(xii)a resolution of Seller authorizing the transactions contemplated hereby (“Seller's Resolution”); and

(xiii)such other or further customary instruments of conveyance, sale, assignment, certification, and transfer, and shall take or cause to be taken such other or further necessary actions as Purchaser or Escrow Agent may reasonably request (including the delivery of a customary “gap” indemnity and owner’s affidavit) to:

(A)vest, confirm, or evidence in Purchaser title to all of the Property intended to be conveyed, sold, transferred, assigned, and delivered to Purchaser under this Agreement subject only to the Permitted Exceptions; and

(B)effectuate, in any other manner, the terms and conditions of this Agreement.

(b)On or prior to the Closing Date, Purchaser shall fully execute and deposit with Escrow Agent the following documents and funds:

(i)the remainder of the Purchase Price, subject to the closing adjustments contemplated hereby;

(ii)counterparts to the Assignment of Leases, Bill of Sale, Assignment of Contracts, and Sale Notice;

(iii)a certified resolution of Purchaser authorizing the transactions contemplated hereby (the “Purchaser’s Resolution”);

(iv)a counterpart Settlement Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Purchaser pursuant to Section 13 of this Agreement;

(v)Real Property Conveyance Fee Statement of Value and Receipt (DTE-100); and

(vi)such other or further customary instruments of conveyance, sale, assignment, certification, and transfer, and shall take or cause to be taken such other or further necessary actions Escrow Agent may reasonably request to:

(A)vest, confirm, or evidence in Purchaser title to all of the Property intended to be conveyed, sold, transferred, assigned, and delivered to Purchaser under this Agreement; and

(B)effectuate, in any other manner, the terms and conditions of this Agreement.

23

(c)On the Closing Date, to the extent of Seller’s possession or control, Seller shall deliver or make available to Purchaser at the Property the Personal Property, including any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements and all lease files and all as-built Plans

15.DELIVERY AND PAYMENT.

Upon consummation of the transactions contemplated in this Agreement, Escrow Agent shall disburse funds and documents as follows:

(a)To Seller:

(i)a copy of the Settlement Statement;

(ii)the Purchase Price, less amounts charged to Seller and less amounts to be remitted pursuant to clause (iv) below;

(iii)executed copy of each of the Assignment of Leases, Bill of Sale, Assignment of Contracts and Assignment of Project Documents;

(a)To Purchaser:

(i)a copy of the Settlement Statement;

(ii)the recorded Deed;

(iii)executed copy of each of the Assignment of Leases, Bill of Sale, Assignment of Contracts and Assignment of Project Documents;

(iv)executed originals of all affidavits and other instruments deposited into escrow pending Closing;

(v)the Owner’s Policy; and

(vi)the balance, if any, in the escrow account to the credit of Purchaser.

16.BREACH AND REMEDIES.

(a)Seller Default. If Seller defaults in the performance of any of its covenants under this Agreement and fails to cure such default within ten (10) days after notice thereof from Purchaser to Seller (a “Seller Default”), then Purchaser may elect to: (a) terminate this Agreement, in which case the Deposit shall be paid to Purchaser and, in which case, Seller shall reimburse Purchaser for Purchaser’s actual, documented third-party expenses incurred in connection with the pursuit and diligence of the Property, provided however such reimbursement shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), or (b) Purchaser may bring an

24

action for specific performance against Seller. Purchaser waives any right it may have to bring an action against Seller, as well as any other actions for legal or equitable remedies with respect to any such default, its remedies being limited to this Section 16(a) except to the extent specific performance is not available due to a willful default by Seller, in which case Purchaser shall have available all remedies at law and/or at equity. Purchaser waives the right to file a lis pendens, or take any other action that would adversely affect Seller’s ability to convey title to the Property free and clear of any claim of Purchaser, unless, and only if, Purchaser commences any action for specific performance.

(b)Purchaser Default. If Purchaser defaults by failing to close on the purchase of the Property under circumstances where Seller is not in default under this Agreement and would be ready, willing, and able to close as of the Closing Date, but for Purchaser’s default, and Purchaser fails to cure such default within ten (10) days after written notice thereof from Seller to Purchaser, then Seller may terminate this Agreement, in which case the Deposit shall be paid to Seller as liquidated damages for such default, it being agreed that this shall be the sole and exclusive remedy of Seller for any such default (any right of Seller to any other legal or equitable remedy being expressly waived with respect to any such default).

(c)It is agreed that only Seller’s interest in the Property or proceeds therefrom (including rents and insurance proceeds received by Seller in connection with the Property) shall be subject to execution, attachment or any other claim or proceeding on account of any obligation of Seller hereunder.

(d)Except as otherwise expressly stated in this Agreement, it is specifically agreed and understood that neither party will be responsible to the other for any indirect, special, incidental or consequential loss or damage whatsoever (including lost profits and opportunity costs) arising out of this Agreement or anything done in connection herewith, in contract or in tort (including negligence), under any warranty, or otherwise.

17.NO OUTSIDE REPRESENTATIONS.

This Agreement, including the Schedules attached hereto and incorporated herein, contains all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements. Any modification of this Agreement shall be in writing and shall be signed by both Seller and Purchaser. Purchaser acknowledges that, except as expressly contained in this Agreement or in any document delivered on the Closing Date, (a) neither Seller nor anyone acting for or on behalf of Seller has made any representation, statement, warranty, or promise to Purchaser concerning the physical aspects and condition of the Property, any dimensions or specifications of any of the Property, the feasibility, desirability, or convertibility of the Property into any particular use, or the projected income or expenses for the Property; (b) in entering into this Agreement, Purchaser has not relied on any representation, statement, or warranty of Seller (except those contained in Subsection 9(a) of this Agreement) or, except as expressly set forth herein, on the documentation provided by Seller to Purchaser under this Agreement, all of which are to be independently verified by Purchaser; (c) Purchaser is purchasing the Property based solely upon Purchaser’s own inspection and examination thereof; (d) that Purchaser is purchasing the Property in its then “AS IS” physical condition and its then “AS IS” state of repair without any representation, statement,

25

or warranty of Seller (except those contained in Subsection 9(a) of this Agreement or in any document delivered at Closing); (e) that Seller has made no representation to Purchaser that the Property may be suitable for any activities and uses that Purchaser may elect to conduct thereon; and (f) Purchaser does hereby waive, and Seller does hereby disclaim, all warranties of any type or kind whatsoever with respect to the Property, including, by way of description, but not limitation, those of fitness for a particular purpose, merchantability, tenantability, habitability, and use. The provisions of this Section 17 shall survive Closing and delivery of the Deed, and shall not be merged thereby.

18.NOTICES.

All notices required to be given or delivered under this Agreement shall be in writing and shall be deemed validly given: (a) immediately upon hand delivery; (b) one (1) day following deposit with a courier or express service guaranteeing overnight delivery; (c) five (5) postal delivery days after deposit in the U.S. mails by certified mail, return receipt requested or (d) if given by electronic mail, upon transmission, provided that if such transmission is sent after 5:00 pm New York time on a Business Day, or on a day that is not a Business Day, then such notice shall be deemed given on the following Business Day, addressed as follows:

If to Seller:            Sierra Marysville Storage, LLC
            c/o Crawford Hoying, Ltd.
            Attn: Brent Crawford,
            6640 Riverside Drive, Suite 500
            Dublin, Ohio 43017
            bcrawford@crawfordhoying.com

With a copy to:        Crawford Hoying, Ltd.
            Attn: Jeff Roberts, Esq.,
            6640 Riverside Drive, Suite 500
            Dublin, Ohio 43017
            jroberts@crawfordhoying.com

If to Purchaser:        Marysville Owner LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attention: Steven Orbuch
Email: srenotices@sculptor.com

With a copy to:        Marysville Owner LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attention: Real Estate Asset Management
Email: sreassetmgmt@sculptor.com

And to:        Bryan Cave Leighton Paisner LLP

26

1290 Avenue of the Americas
New York, New York 10104
Attention: Ron Emanuel, Esq.
Email: ronald.emanuel@bclplaw.com

or to such other person or address as Seller or Purchaser shall have given by notice as herein provided. Attorneys may send notices on behalf of their clients.

19.BROKER’S COMMISSION; OTHER FEES.

Except for CBRE, Seller and Purchaser each represent and warrant to the other that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with sale of the Property to Purchaser. Seller shall be responsible for they payment of any fees to CBRE in respect of the transfer of the Property. If for any reason any such commission or fee shall become due, the party dealing with such dealer, agent, or broker shall pay any such commission or fee and shall indemnify, defend, and save the other party harmless from and against any and all claims for any such commission or fee and from any attorneys' fees and litigation or other expenses relating to any such claim. This Section 19 shall survive termination or Closing. Principals of Seller are licensed brokers in the State of Ohio.

20.BINDING EFFECT.

This Agreement shall benefit and bind the Parties and the heirs, legal representatives, successors, and assigns of each of them.

21.ASSIGNMENT.

Purchaser may assign its interests and obligations under this Agreement to an entity affiliated with Purchaser, with Purchaser remaining liable for obligations set forth herein at any time up to and including the Closing Date without Seller’s consent, provided that: (a) Seller shall incur no additional expense on account of such assignment; and (b) Purchaser shall disclose the identity of such assignee to Seller and supply to Seller all information of such assignee as may be reasonably requested by Seller not later than five (5) days prior the Closing Date. Notwithstanding anything in the Agreement to the contrary, Seller agrees that Seller may not permit any transfer that would result in any person not identified on the Structure Chart (x) owning more than ten (10%) of the direct or indirect ownership interests in Seller or (Y) controlling Seller, unless (i) Seller shall first notify Purchaser and provide any information regarding such person that the Purchaser may reasonably request in order to perform customary background checks, and (ii) such person passes a customary background check performed by Purchaser or its indirect owners. Seller represents that the structure chart (the “Structure Chart”) delivered by Seller to Purchaser prior to the Effective Date is a true and complete structure chart of Seller as of the Effective Date and sets forth each individual or entity that owns ten percent (10%) or more of the direct or indirect ownership interests in Seller and/or controls Seller.

22.SECTION HEADINGS.

27

All section headings and other titles and captions used in this Agreement are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

23.PRONOUNS.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the context and the identity of the person or persons may require.

24.AGREEMENT IN COUNTERPARTS; ELECTRONIC SIGNATURES.

This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatories to the same counterpart. Documents executed and/or delivered by the Parties but delivered by “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions of such documents; provided, however, this provision shall not apply to the conveyance documents, original ink-signed hard copies of which shall be delivered by the Parties to Escrow Agent at Closing.

25.GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

26.FAILURE TO ENFORCE NOT A WAIVER.

Except as may be expressly provided in this Agreement, failure by Seller or Purchaser to enforce any right hereunder shall not constitute a waiver thereof.

27.SEVERABILITY.

If any provision in this Agreement, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Agreement or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.

28.CONFIDENTIALITY

Except as specifically permitted by this Section, neither party shall disclose any Confidential Information unless prior consent to such disclosure is first obtained from the other party, which consent may be withheld, conditioned or delayed in either party's sole discretion. Either party may disclose Confidential Information (i) to its Representatives, (ii) as reasonably necessary to consummate this Agreement or any financing relating thereto or in connection with the exercise of any remedy hereunder or under any other related instrument and (iii) that is required to be disclosed by law, rule, regulation, court order, or any governmental, judicial or

28

regulatory process or any obligations under any securities laws (including in satisfaction of any audits, accreditation requirements, orders, or other contractual arrangement with regulatory agencies or any governmental or quasi-governmental authorities) and Seller specifically agrees that Purchaser may attach a copy of this Agreement to a Form 8-K, Form 10-Q, Form 10-K or other filing with the U.S. Securities and Exchange Commission or otherwise disclose the contents of this Agreement to the extent determined necessary or advisable by Purchaser in order to comply with any obligations under any securities laws.

"Confidential Information" means (a) the terms and conditions contained in this Agreement and the identities of the parties to this Agreement or their affiliates and (b) the names “Sculptor,” “Sculptor Management,” “Sculptor Real Estate,” or any derivation thereof. No party shall be restricted from disclosing Confidential Information (i) that is or becomes publicly available to such party other than as a result of a disclosure by such party or its Representatives in violation of the Agreement, (ii) is or becomes available to such party from another source which is not known by such party to be prohibited from disclosing such information to the disclosing party by a legal, contractual or fiduciary obligation, (iii) is independently developed by or for such party or its Representatives without reference to the Confidential Information or (iv) was in the possession of such party or its Representatives prior to disclosure hereunder.

"Representatives" means a party's affiliates and its and their members, partners, directors, officers, employees, professional advisors (including, without limitation, attorneys, accountants and consultants), existing investors, potential debt and equity sources, together with its and their respective agents and representative

29.SEC S-X 3-14 AUDIT.

Seller acknowledges that under either Rule 3-14 or Rule 3-05 of Regulation S-X, Purchaser may be required to provide certain information in connection with reports to be filed with the U.S. Securities and Exchange Commission. If Purchaser in its sole but good faith discretion determines that any of the following is reasonably required in order to enable Purchaser to comply with any reporting requirements applicable to Purchaser, then, upon Purchaser’s request and all at Purchaser’s sole cost and expense, Seller agrees to (i) provide Purchaser and its representatives with any currently existing information or documentation requested by Purchaser and in Seller’s possession or reasonable control, including Seller’s most current financial statements (including income statements and balance sheets) relating to the financials of the Property and Seller for the last two fiscal years, together with any back-up or other support for particular items of income or expense (including, if applicable, trial balances, general ledger detail, accounts receivable analysis, budget to actual analysis and copies of bills and invoices), and (ii) to the extent any information or documentation required by Purchaser is not currently existing and in Seller’s reasonable possession or control, cooperate with Purchaser (or Purchaser’s agents) to permit Purchaser (or Purchaser’s agents) to produce or recreate any such information or documentation. Within five (5) business days following a written request from Purchaser, Seller shall provide a letter to Purchaser’s auditors in a form reasonably acceptable to Purchaser and Seller stating that the provided financial statements were prepared consistent with the Seller’s customary practices used in owning and operating the Property and Seller has no actual knowledge of fraud affecting such statements, but is otherwise without representation, recourse or warranty. Seller’s provision of any information or documentation

29

pursuant to this paragraph will be without any warranty to Purchaser. This paragraph shall survive Closing for one (1) year. The term “Purchaser” as used in this paragraph includes any direct or indirect owners of Purchaser.

30.TIME OF ESSENCE.

Time is of the essence in this Agreement.

31.ATTORNEYS’ FEES.

In the event that any Party to this Agreement shall bring legal action for the breach of or to enforce this Agreement, in addition to any other award of the court or arbitrator, the substantially prevailing Party shall be entitled to recover its reasonable attorney’s fees, expenses and court costs, including those relating to any appeal. This Section 30 shall survive the termination of this Agreement.

32.WAIVER OF JURY TRIAL.

Each Party to this Agreement, knowingly and voluntarily, and for the Parties’ mutual benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Agreement.

33.ESCROW PROVISIONS.
(a)Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as herein provided. Escrow Agent shall hold the Deposit in escrow in an FDIC insured interest bearing bank account until the earlier to occur of (i) the Closing Date, at which time the Deposit Amount for the Property that is Closing shall be applied against the Purchase Price payable at such Closing, or (ii) the date on which Escrow Agent is authorized to disburse the Deposit as set forth in this Section 33. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.
(b)If the Closing has not yet occurred, and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Purchaser requests the return of the Deposit and has not yet delivered a Notice to Proceed, then Escrow Agent shall immediately return the Deposit to Purchaser and this Agreement will be deemed terminated by Purchaser pursuant to Section 6(d). In all other cases, if Escrow Agent does not receive a written objection from the other party to the proposed payment on or before the fifth (5th) Business Day after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) Business Day period, then Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment or arbitrators’ decision. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a state court in the State of Ohio. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

30

(c)The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or in gross negligence on the part of the Escrow Agent.
(d)The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute their instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 33; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Seller and Purchaser, and the same shall become fully effective upon execution by Seller and Purchaser, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 33.
(e)Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify, protect, defend and hold Seller, Purchaser and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.
[Signatures on Following Page]

31

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

SELLER: SIERRA MARYSVILLE STORAGE, LLC, an Ohio limited liability company By: ________________________________________ Name: Brent D. Crawford Title: Manager Date: ______________________, 2025
PURCHASER: Marysville Owner LLC, a Delaware limited liability company, or its assigns By: ________________________________________ Name: Steven Orbuch Title: President Date: ______________________, 2025

[Signature Page to Real Estate Purchase and Sale Agreement]

ACCEPTANCE OF ESCROW

Receipt of an executed copy of the foregoing instrument is hereby acknowledged, and the undersigned hereby agrees to act as Escrow Agent in accordance with the foregoing agreement.

Dated:	_______________________________
By: Name: Title:

[Signature Page to Real Estate Purchase and Sale Agreement]

[Signature Page to Real Estate Purchase and Sale Agreement]

SCHEDULE 2(a)

Description of the Land

SCHEDULE 9(a)(iv)

Litigation, Proceedings, Actions

SCHEDULE 9(a)(vi)

Service Contracts

SCHEDULE 9(a)(xi)

Building Guarantees and Warranties

SCHEDULE 9(a)(xxi)

Personal Property

SCHEDULE 9(a)(xxii)

Permits

EXHIBIT A

Form Tenant Estoppel